U.S. SECURITIES AND EXCHANGE COMMISSION
			  Washington, D.C.   20549

				   FORM 3

	  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of
	   1934, Section 17(a) of the Public Utility Act of 1935
	   or Section 30(f) of the Investment Company Act of 1940


1. NAME AND ADDRESS OF REPORTING PERSON

   Klapman                    Matthew
---------------------------------------------------------------
  (Last)                      (First)              (Middle)

   c/o Ultradata Systems Inc.
   1240 Dielman Industrial Court
---------------------------------------------------------------
  (Street)

   St. Louis                       MO               63132
---------------------------------------------------------------
  (City)                      (State)              (Zip)

2. DATE OF EVENT REQUIRING STATEMENT (Month/Day/Year)

   January 27, 2003
---------------------------------------------------------------

3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (Voluntary)


---------------------------------------------------------------

4. ISSUER NAME AND TICKER OR TRADING SYMBOL

   Ultradata Systems, Incorporated - ULTR
---------------------------------------------------------------
5. RELATIONSHIP OF REPORTING PERSON TO ISSUER
     (CHECK ALL APPLICABLE)

( x ) Director                    (   ) 10% Owner
(   ) Officer (give title below)  (   ) Other (specify below)


---------------------------------------------------------------
6. IF AMENDMENT, DATE OF ORIGINAL (Month/Day/Year)


---------------------------------------------------------------




--------------------------------------------------------------
7. INDIVIDUAL OR JOINT/GROUP FILING (Check applicable line)

( x ) Form filed by one Reporting Person
(   ) Form filed by more than one Reporting Person

============================================================================
			  TABLE I
       NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
============================================================================

	       2. Amount of      3. Ownership   4. Nature of
		  Securities        Form           Indirect
1. Title of       Beneficially      Direct (D)     Beneficial
   Security       Owned             Indirect (I)   Ownership
   (Instr.4)      (Instr.4)         (Instr.5)
----------------------------------------------------------------------------

Common Stock     13,000 shares     D
----------------------------------------------------------------------------



============================================================================
			    TABLE II
	    DERIVATIVE SECURITIES BENEFICIALLY OWNED
  (e.g. puts, calls, warrants, options or convertible securities)
============================================================================


							    3.Amount or
							      Number of               5.Ownership
					       3.Title of     Shares    4.Conversion    Form of
						 Securities   Under-      or Exercise   Derivative   6.Nature of
1.Title of   2.Date                              Underlying   lying       Price of      Security:      Indirect
  Derivative   Exer-          2.Expiration       Derivative   Derivative  Derivative    Direct(D) or  Beneficial
  Security     cisable          Date             Security     Security    Security      Indirect (I)   Ownership
  (Instr.4)    (Month/Day/Year) (Month/Day/Year) (Instr.4)    (Instr.4)                 (Instr.5)      (Instr.5)
----------------------------------------------------------------------------------------------------------------

Option        11/02           11/07             Common Stock   3,000      $.07            D
----------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------


EXPLANATION OF RESPONSES:

 March 11, 2003             /s/ Matthew Klapman
-----------------           ---------------------------------
 Date                           Signature of Reporting Person

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).